Exhibit 99.1

Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211
NEWS RELEASE	embarq.com

Media Contacts:

Jennifer Love 913-226-3544

Jennifer.a.love@embarq.com

Debra Peterson 913-323-4881

debra.d.peterson@embarq.com

EMBARQ BOARD OF DIRECTORS NAMES TOM GERKE AS CEO

OVERLAND PARK, Kan., March 3, 2008 – The Embarq Corporation (EQ) Board of Directors has named Tom A. Gerke, 51, a senior telecommunications executive, as chief executive officer of the company, effective immediately. Gerke has been interim CEO since Dec. 18, 2007.

“The EMBARQ Board of Directors conducted a thorough and comprehensive search. There were several strong external candidates and Tom Gerke was always a principal candidate for the position,” said Bill Owens, EMBARQ’s chairman of the board. “We were especially impressed with Tom’s vision, leadership and professionalism. With his depth and knowledge of the telecommunications industry and his understanding of EMBARQ as a company, he has earned the total confidence of the board. Tom emerged as our clear choice.”

In his career as an executive in the telecommunications industry, Gerke gained broad experience spanning general management, business development and strategic alliances, in addition to his responsibilities for the legal, regulatory and external affairs functions. Gerke has spent 13 years of his 22-year professional career in the telecommunications industry. In January 2007, he assumed responsibility for EMBARQ’s Wholesale Markets business unit, while continuing to lead the company’s legal, regulatory and external affairs functions. Before joining EMBARQ, in connection with its spin-off from Sprint Nextel, he held a variety of leadership roles at Sprint Nextel, including executive vice president and general counsel. Gerke holds a Master’s of Business Administration degree from Rockhurst University in Kansas City and a law degree from the University of Missouri in Kansas City. He serves on the

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Board of Trustees of Rockhurst University and as a Commissioner on the Local Investment Commission (LINC) of Kansas City.

“EMBARQ has demonstrated it can provide strong results and enhanced customer satisfaction in a highly competitive marketplace,” said Tom Gerke, chief executive officer. “Together with the senior leadership team, we are well-poised to execute strategic plans that will continue the company’s momentum. I believe that our strong focus on operational excellence, coupled with our attention to customer service and innovation in all we do, will help us to continue our leadership position.”

Gerke also has joined the EMBARQ Board of Directors.

About EMBARQ

Embarq Corporation (NYSE: EQ), headquartered in Overland Park, Kansas, offers a complete suite of communications services. The company has approximately 18,000 employees and operates in 18 states. EMBARQ is included in the S&P 500.

For consumers, EMBARQ offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless, and satellite TV from DISH Network® — all on one monthly bill.

For businesses, EMBARQ has a comprehensive range of flexible and integrated services designed to help businesses of all sizes be more productive and communicate with their customers. This service portfolio includes local voice and data services, long distance, Business Class High Speed Internet, wireless, satellite TV from DIRECTV®, enhanced data network services, voice and data communication equipment and managed network services.

For more information, visit embarq.com.

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